Exhibit 10.6

RESTRICTED STOCK UNIT AWARD AGREEMENT

Name of Grantee:
Grant Date:
Number of Shares of Restricted Stock Units:

This Agreement evidences the grant by Compass Minerals International, Inc., a Delaware corporation (the “Company”) of restricted stock units to the above-referenced “Grantee” pursuant to the Compass Minerals International, Inc. 2005 Incentive Award Plan, as may be amended from time to time (the “Plan”), and the Rules, Policies and Procedures adopted by the Committee for the Plan.  The Plan and the Rules, Policies and Procedures are collectively referred to in this Agreement as the “Governing Documents”.

1.            Incorporation of Governing Documents.  The terms and provisions of the Governing Documents are incorporated into and made a part of this Agreement by reference.  In the event of a conflict between any provision of this Agreement and the Governing Documents, the provisions of the Governing Documents will control.  Capitalized terms used in this Agreement and not otherwise defined shall have the meanings ascribed to those terms in the Governing Documents.

2.            Restricted Stock Units Awarded.  Grantee is hereby awarded the number of restricted stock units (the “Restricted Stock Units”) first set forth above, subject to the other terms and conditions of this Agreement and the Governing Documents.  Each unit represents one share of the Company’s Stock.

3.            Vesting.  The Restricted Stock Units shall be non-vested, and subject to forfeiture until the third (3rd) anniversary of the Grant Date (the “Vesting Date”); provided that the performance hurdle set forth in Exhibit A has been satisfied.  The Restricted Stock Units will be forfeited by Grantee and no benefits will be payable under this Agreement if Grantee’s service with the Company and its Subsidiaries ends prior to the Vesting Date, except as otherwise provided in the Governing Documents.

4.            Payment.  Grantee shall receive a number of shares of Stock (in either certificate or book entry form) equal to the Restricted Stock Units subject to this Agreement within 30 days following the Vesting Date; provided, however, that if the Grantee’s service with the Company and its Subsidiaries ends earlier than Vesting Date under circumstances that entitle the Grantee to payment under the Governing Documents, then the time of payment and the number of shares that the Grantee will receive will be determined in accordance with the Governing Documents.

5.            Dividend Equivalents.  Grantee shall be entitled to receive Dividend Equivalents as set forth in the Governing Documents.

6.            Entire Agreement.  This Agreement, together with the Governing Documents, constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior written or oral negotiations, commitments, representations and agreements with respect thereto.

7.            Receipt of Governing Documents.   Grantee acknowledges receipt of a copy of the Governing Documents.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Grant Date. This Agreement may be executed in counterparts.

COMPASS MINERALS INTERNATIONAL, INC.

By:
Name:	Steven N. Berger
Title:	Senior Vice President Corporate Services

GRANTEE

EXHIBIT A
PERFORMANCE HURDLE FOR RESTRICTED STOCK UNIT AWARD

The Restricted Stock Units will be forfeited unless the following performance hurdle is met: